Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x-5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports Double-Digit Fourth Quarter 2015 Revenue and EPS Growth

Reports Fourth-Quarter Adjusted EPS of $1.13

Expects First Quarter 2016 Adjusted EPS of $0.85 to $0.89

FORT LAUDERDALE, Fla., February 4, 2016 – MEDNAX, Inc. (NYSE: MD), the national medical group specializing in neonatal and other pediatric services, anesthesia, maternal-fetal, radiology, pediatric cardiology and other physician and management services, today reported earnings of $0.99 per diluted share for the three months ended December 31, 2015, an increase of 11 percent over the prior-year period. On a non-GAAP basis, MEDNAX reported Adjusted EPS of $1.13, an increase of 13 percent over the prior-year period.

For the 2015 fourth quarter compared to the prior year period, MEDNAX reported:

●	Revenue growth of 14.0 percent to $742 million;

●	EBITDA growth of 9.2 percent to $169 million;

●	EPS growth of 11.2 percent to $0.99 and Adjusted EPS growth of 13.0 percent to $1.13

“Our fourth-quarter results reflect continued strong growth and strategic milestones,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We completed the acquisition of our tenth private practice for the year, and we also increased our financial flexibility through our entry into the debt securities markets. For the year as a whole, in addition to these physician practice acquisitions, we established a leading presence in teleradiology, and we realigned our operating infrastructure to enable enhanced cross-selling of our services, responsiveness to our customers’ needs, and enhanced opportunities to generate organic growth. Entering 2016, we believe our competitive positioning will be significantly improved by these achievements, as will our ability to bring value to our physicians, hospital partners and shareholders through our service offerings and our investments in clinical research, education and quality.”

Operating Results

MEDNAX’s net revenue for the three months ended December 31, 2015 increased by 14.0 percent, to $741.7 million, from $650.5 million for the prior-year period, driven primarily by contributions from acquisitions completed since October 2014.

MEDNAX’s revenue growth attributable to recent acquisitions was 15.3 percent, while overall same-unit revenue declined by 1.3 percent when compared to the prior year period.

Same-unit growth attributable to patient volume was 0.5 percent for the 2015 fourth quarter as compared to the prior-year period. Volume growth in the Company’s anesthesia, neonatology and other pediatric services, primarily newborn nursery and pediatric cardiology services, was partially offset by a slight decline in maternal-fetal medicine services. For the 2015 fourth quarter, compared to the 2014 period, same-unit neonatal intensive care unit (NICU) patient days were up 0.3 percent.

Same-unit revenue from net reimbursement-related factors was down 1.8 percent for the 2015 fourth quarter as compared to the prior-year period. Same-unit growth was reduced by 2.3 percent due to lower parity revenue compared to the prior-year period. MEDNAX’s fourth quarter 2015 results include approximately $1.5 million in parity revenue that contributed negligibly to its net income per diluted share, reflecting the impacts of incentive compensation expense and income taxes, compared to $16.7 million and $0.05, respectively, in the fourth quarter of 2014.

Excluding the impact of parity revenue in both periods, a non-GAAP measure, net same-unit growth from reimbursement-related factors would have been 0.5 percent in the fourth quarter of 2015, and total same-unit revenue growth would have been 1.0 percent.

On a same-unit basis, the percentage of services reimbursed under government programs increased by approximately 80 basis points in the 2015 fourth quarter compared with the prior-year period. However, compared to the 2015 third quarter, this payor mix shift was favorable by approximately 40 basis points.

For the 2015 fourth quarter, general and administrative expenses were $85.4 million, as compared to $67.6 million for the prior-year period, a growth rate of 26 percent. General and administrative expenses as a percentage of net revenue was 11.5 percent for the fourth quarter of 2015, compared to 10.4 percent in the prior-year period, reflecting the mix of acquisitions completed over the past year, primarily our non-practice physician services.

Earnings before interest, taxes, depreciation and amortization expense (EBITDA), a non-GAAP measure, for the 2015 fourth quarter was $169.4 million, up 9.2 percent from $155.1 million for the prior-year period.

Depreciation and amortization expense was $18.1 million in the fourth quarter of 2015 compared to $13.9 million in the fourth quarter of 2014, an increase of $4.2 million that primarily related to the amortization of intangible assets from recent acquisitions.

MEDNAX generated net income of $92.7 million for the 2015 fourth quarter, or $0.99 per diluted share based on a weighted average 93.5 million shares outstanding. This compares with net income of $88.4 million, or $0.89 per diluted share, for the 2014 fourth quarter, based on a weighted average 99.1 million shares outstanding, representing growth in diluted earnings per share of 11.2 percent.

For the fourth quarter, MEDNAX reported Adjusted EPS, a non-GAAP measure, of $1.13, compared to $1.00 for the fourth quarter of 2014, representing growth of 13.0 percent. Adjusted EPS is defined as diluted net income attributable to MEDNAX, Inc. per common and common equivalent share excluding non-cash amortization expense and stock-based compensation expense.

For the year ended December 31, 2015, MEDNAX generated revenue of $2.78 billion, up 14.0 percent from $2.44 billion for the prior-year period. EBITDA for the year ended December 31, 2015 grew by 11.4 percent to $622.7 million, up from $559.1 million for the prior year. MEDNAX earned net income of $336.3 million, or $3.58 per share, for the year ended December 31, 2015, based on a weighted average 94.0 million shares outstanding, which compares to net income of $317.3 million, or $3.18 per share, based on a weighted average 99.9 million shares for the prior year. For the year ended December 31, 2015, MEDNAX reported Adjusted EPS of $4.07, an increase of 14.3 percent from $3.56 for the prior year.

MEDNAX had cash and cash equivalents of $51.6 million at December 31, 2015, and net accounts receivable were $444.7 million.

During the fourth quarter of 2015, MEDNAX generated cash flow from operations of $104.1 million, which compares to $178.8 million in the 2014 fourth quarter.

For the full year 2015, MEDNAX acquired a total of 10 physician group practices, including seven anesthesiology practices, two neonatology practices, and one other pediatric subspecialty practice. Additionally, during 2015 the Company acquired vRad, a leading provider of teleradiology services, and, through its affiliate MedData, acquired a third-party receivables company specializing in revenue recovery through comprehensive eligibility screening and enrollment solutions. In total, MEDNAX used approximately $850 million to fund its acquisition program in 2015, the Company’s highest annual level of activity to date.

Since the end of 2015, MEDNAX has announced the acquisition of West End Anesthesia Group, Inc., a private physician group practice based in Richmond, VA.

During the fourth quarter of 2015, MEDNAX completed a private placement of $750 million of 5.25% senior notes due December 1, 2023, generating net proceeds of $737.5 million. The Company used the proceeds of this issuance to repay a portion of the indebtedness outstanding under its $1.7 billion senior unsecured revolving credit facility. The difference in interest cost associated with the senior notes, as compared to MEDNAX’s revolving credit facility, impacted the Company’s Adjusted EPS in the fourth quarter of 2015 negatively by approximately $0.01 per share.

At December 31, 2015, including this issuance, MEDNAX had total debt of $1.3 billion, consisting of its senior notes, term loan and borrowings under its revolving credit facility. At year-end 2015, the Company had a total of $1.4 billion of additional borrowing capacity under its revolving credit facility.

A reconciliation of EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three and 12 months ended December 31, 2015 and 2014, respectively, is provided in the financial tables of this press release. Additionally, historical reconciliations of EBITDA and Adjusted EPS to the most directly comparable GAAP measures are available on the Company’s website at www.mednax.com/investors.

2016 First Quarter Outlook

For the 2016 first quarter, MEDNAX expects earnings per share will be in a range of $0.72 to $0.76 per diluted share and Adjusted EPS will be in a range of $0.85 to $0.89. The Adjusted EPS range excludes approximately $0.08 per diluted share of estimated amortization expense and $0.05 per diluted share of estimated stock-based compensation expense.

This outlook assumes that total same-unit revenue growth for the three months ended March 31, 2016 will be 0.5 percent to 2.5 percent, compared to the prior-year period, including an approximately one percent unfavorable impact from the decrease in parity revenue from the 2015 first quarter. Excluding the impact of parity revenue in both periods, a non-GAAP measure, this outlook assumes same-unit revenue growth will be 1.5 percent to 3.5 percent higher for the three months ended March 31, 2016, compared to the prior-year period.

Our reported results for the 2015 first quarter included approximately $0.02 per diluted share from Medicaid parity revenue, reflecting the impacts from incentive compensation expense and income taxes.

Also included in the outlook for the 2016 first quarter is the impact of our December 2015 senior notes issuance and concurrent repayment of borrowings under our revolving credit facility. The difference in interest cost associated with the senior notes, as compared to MEDNAX’s revolving credit facility, impacts the Company’s expected earnings in the first quarter of 2016 by approximately $0.04 per diluted share.

MEDNAX’s results from operations for the 2016 first quarter, when compared on a sequential basis to the 2015 fourth quarter, will be affected by annual seasonality. These factors include a significant increase in expenses associated with Social Security payroll taxes that are higher at the beginning of every year, as compared to the fourth quarter of each year as well as impacts on net revenue during the first quarter, on a sequential basis, because there are fewer calendar days than in the fourth quarter. These recurring items reduce MEDNAX’s EBITDA, net income, and earnings per share for the first quarter of each year, relative to other quarters throughout the year.

Earnings conference call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., E.S.T. today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon Eastern Time today through midnight E.S.T. February 18, 2015 by dialing 800.475.6701, access Code 383550. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national medical group comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of more than 3,275 physicians in all 50 states and Puerto Rico. In addition to its national physician network, MEDNAX provides services to healthcare facilities and physicians in over 40 states through two complementary businesses, consisting of a revenue cycle management company and a consulting services company. Additional information is available at www.mednax.com.

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Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Net revenue	$741,740	$650,525	$2,779,996	$2,438,913

Operating expenses:
Practice salaries and benefits	461,074	404,345	1,753,505	1,543,395
Practice supplies and other operating expenses	26,164	23,549	98,480	89,002
General and administrative expenses	85,393	67,641	305,915	247,527
Depreciation and amortization	18,149	13,903	64,228	45,990

Total operating expenses	590,780	509,438	2,222,128	1,925,914

Income from operations	150,960	141,087	557,868	512,999
Investment and other income	751	195	1,844	2,728
Interest expense	(8,493)	(3,313)	(23,110)	(8,891)
Equity in earnings of unconsolidated affiliate	777	905	3,127	1,780

Total non-operating expenses	(6,965)	(2,213)	(18,139)	(4,383)

Income before income taxes	143,995	138,874	539,729	508,616
Income tax provision	51,581	50,594	204,038	191,413

Net income	92,414	88,280	335,691	317,203
Net loss attributable to noncontrolling interests	288	118	629	78

Net income attributable to MEDNAX, Inc.	$92,702	$88,398	$336,320	$317,281

Net income attributable to MEDNAX, Inc. common and common equivalent share (diluted)	$0.99	$0.89	$3.58	$3.18

Weighted average shares used in computing net income attributable to MEDNAX, Inc. per common and common equivalent share (diluted)	93,536	99,129	93,960	99,887

MEDNAX, INC.

Reconciliation of Net Income Attributable to MEDNAX, Inc. to EBITDA

(in thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Net income attributable to MEDNAX, Inc.	$92,702	$88,398	$336,320	$317,281
Interest expense, net(1)	6,965	2,213	18,139	4,383
Income tax provision	51,581	50,594	204,038	191,413
Depreciation and amortization	18,149	13,903	64,228	45,990

EBITDA	$169,397	$155,108	$622,725	$559,067

(1)	Interest expense, net is composed of interest expense, investment and other income and equity in earnings of unconsolidated affiliate.

MEDNAX, INC.

Reconciliation of Diluted Net Income per Share Attributable to MEDNAX, Inc.

to Adjusted Diluted Net Income per Share Attributable to MEDNAX, Inc. (“Adjusted EPS”)

(in thousands)

(Unaudited)

	Three Months Ended December 31,
	2015		2014
Weighted average number of dilutive shares outstanding	93,536		99,129

Net income and diluted net income per share attributable to MEDNAX, Inc.	$92,702	$0.99	$88,398	$0.89
Adjustments:
Amortization (net of tax of $4,095 and $3,484)	7,360	0.08	6,079	0.06
Stock-based compensation (net of tax of $2,920 and $2,843)	5,248	0.06	4,961	0.05

Adjusted net income and Adjusted EPS	$105,310	$1.13	$99,438	$1.00

	Twelve Months Ended December 31,
	2015		2014
Weighted average number of dilutive shares outstanding	93,960		99,887

Net income and diluted net income per share attributable to MEDNAX, Inc.	$336,320	$3.58	$317,281	$3.18
Adjustments:
Amortization (net of tax of $15,876 and $11,403)	26,170	0.28	18,901	0.19
Stock-based compensation (net of tax of $12,132 and $11,936)	19,997	0.21	19,783	0.19

Adjusted net income and Adjusted EPS	$382,487	$4.07	$355,965	$3.56

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of December 31, 2015	As of December 31, 2014
Assets:
Cash and cash equivalents	$51,572	$47,928
Short-term investments	8,853	6,035
Accounts receivable, net	444,737	352,191
Other current assets	22,607	60,898
Goodwill, other assets, property and equipment	4,019,445	3,141,196

Total assets	$4,547,214	$3,608,248

Liabilities and equity:
Accounts payable and accrued expenses	$395,807	$380,658
Total debt	1,274,703	568,773
Other liabilities	438,858	393,251

Total liabilities	2,109,368	1,342,682
Total equity	2,437,846	2,265,566

Total liabilities and equity	$4,547,214	$3,608,248